Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

November 18, 2024

BCE Inc.,

 1, Carrefour Alexander-Graham-Bell,

  Building A, 7th Floor,

   Verdun, Québec,

    Canada H3E 3B3.

Ladies and Gentlemen:

We have acted as United States counsel to BCE Inc. in connection with BCE Inc.’s Registration Statement filed on Form F-3, dated November 18, 2024 (the “Registration Statement”). We hereby confirm that our opinion is as set forth under the heading “United States Federal Taxes ” contained in the Registration Statement, subject to the limitations and qualifications set forth therein.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to any reference to us under the heading “United States Federal Taxes ” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Sullivan & Cromwell LLP